Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3
(File No. 333-72948) of Nortel Networks Corporation (the “Corporation”) and Nortel Networks Limited, relating to the offering and sale of $1,800,000,000, principal amount of 4.25% convertible senior notes due 2008 of the Corporation, of our report dated February 1, 2001, except as to the first paragraph of Note 22, which is as of May 11, 2001, and Notes 3, 4 and 24, which are as of June 14, 2001, appearing in the Corporation’s Current Report on Form 8-K dated August 8, 2001 for the year ended December 31, 2000.

     We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Amendment No. 3 to the Registration Statement.

/s/ Deloitte & Touche LLP

Toronto, Canada
February 8, 2002